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                                                                   EXHIBIT 10.01

                            FIFTH AMENDMENT TO LEASE

        THIS Fifth Amendment to Lease ("AGREEMENT") is made and entered into as of June 24, 1999 by and between COLORADO PLACE PARTNERS, LLC, a Delaware limited liability company ("LANDLORD") and SYMANTEC CORPORATION, a Delaware corporation ("TENANT").

1.0     RECITALS.

        1.1 LEASE. Landlord and Tenant are parties to that certain Office Lease dated April 10, 1991 (the "ORIGINAL LEASE") as amended by an Amendment to Lease and Agreement Re Additional Space dated January 24, 1992 (the "FIRST AMENDMENT"), a Second Amendment to Lease dated April 11, 1995 (the "SECOND AMENDMENT"), a Third Amendment to Lease dated September 1, 1997 (the "THIRD AMENDMENT") and a Fourth Amendment to Lease dated October 2, 1998 (the "FOURTH AMENDMENT") (collectively, the "LEASE") for premises located in an office project in Santa Monica, California, all as more particularly described therein. All terms defined in the Original Lease shall have the same meanings when used in this Agreement, unless a different meaning is clearly expressed herein.

        1.2 CURRENT LEASE PROVISIONS. The Term of the Lease is scheduled to expire on October 31, 2000. The Premises under the Lease currently consist of 4,848 square feet of Rentable Area (the "EXPIRING PREMISES") located on the third (3rd) floor of Building "F" at the Project (2500 Broadway), and 107,695 square feet of Rentable Area consisting of 31,276 square feet of Rentable Area located on the third (3rd) floor of Building "B" at the Project (2525 Colorado Avenue); 23,999 square feet of Rentable Area located on the first (1st) floor of Building "F"; and 52,420 square feet of Rentable Area located on the second
(2nd) floor of Building "F." The Expiring Premises are currently subleased by Tenant to Metro-Goldwyn-Mayer Studios Inc. for a term through October 31, 2000. The Term of the Lease for the Expiring Premises shall not be extended under this Agreement.

        1.3 AMENDMENT. The parties hereto desire to amend the Lease to extend the Term of the Lease for all of the Premises other than the Expiring Premises, and to otherwise modify and amend the Lease as set forth hereinbelow.

2.0     EXTENSION.

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        The Term of the Lease (for other than the Expiring Premises) is hereby extended for a period of seven (7) years (the "EXTENSION TERM"), commencing on November 1, 2000 and expiring on October 31, 2007, unless sooner terminated pursuant to the Lease, or extended pursuant to Article 8 below. All of the terms and conditions of the Lease shall apply during the Extension Term, except as set forth herein. Prior to the commencement of the Extension Term, all of the terms and conditions of the Lease shall remain in full force and effect, except as amended hereby.

3.0     PREMISES IMPROVEMENTS.

        3.1 IMPROVEMENTS. Tenant shall be entitled to improve, remodel, refurbish. repair and restore the Tenant Work in the Premises, and all such work shall be considered Tenant Alterations and shall be subject to the provisions of
Article 9 of the Original Lease, except that Tenant shall not be obligated to pay the fee to Landlord specified in Paragraph 9.1 (b) of the Original Lease for Landlord's review and inspection of Tenant Alterations.

        3.2 TENANT IMPROVEMENT ALLOWANCE. Tenant shall be paid or credited by Landlord with an allowance (the "TENANT IMPROVEMENT ALLOWANCE") of One Million Two Hundred Ninety-Two Thousand Three Hundred Forty Dollars ($1,292,340) in accordance with the Allowance Schedule (defined below), which reflects Twelve Dollars ($12.00) per square foot of Rentable Area. The Tenant Improvement Allowance may be used for (a) the purchase, installation and construction of Tenant Work which constitutes permanent improvements to the Premises, including, without limitation, carpeting, (b) built-in furniture, trade fixtures and equipment, including telephone, computer and data communications equipment, all of which will be surrendered to Landlord with the Premises upon expiration of the Lease, and (c) space planning, design and engineering fees, permits, consultant fees related to the Tenant Work (collectively, the "TENANT IMPROVEMENT COSTS"). Subject to the Allowance Schedule and Tenant's right to apply unused portions of the Tenant Improvement Allowance against Basic Rent as set forth below, portions of the Tenant Improvement Allowance shall be advanced to Tenant periodically on a monthly basis after commencement of the Tenant Work by Tenant and after Tenant has delivered to Landlord copies of the original invoices for Tenant's work or labor performed and materials or supplies furnished, and, to the extent used for Tenant Work, a certificate from Tenant's architect or engineer certifying that the work and materials have been furnished as indicated in such statement and that such work and materials have been substantially completed in accordance with the plans approved by Landlord in accordance with Article 9 of the Original Lease. Subject to the Allowance Schedule, such advances shall be made by Landlord on or before the 25th day of each month with respect to complete payment requests made by Tenant on or before the 25th day of the prior month. Tenant shall obtain such verification, reports and lien releases from contractors, subcontractors and materialmen and shall satisfy such other standard construction loan disbursement conditions as may be required by Landlord. Tenant shall be responsible for any payment required in excess of the amount of the Tenant

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Improvement Allowance that Landlord is then required to fund in accordance with the Allowance Schedule, and Landlord shall not be required to pay more than the Tenant Improvement Allowance toward all costs, expenses and charges related to Tenant's tenant improvement expenses. Ten percent of the Tenant Improvement Allowance may be withheld by Landlord until Tenant provides unconditional lien releases with respect to all work already performed on the Tenant Work. Notwithstanding anything to the contrary contained herein, Landlord shall not be obligated to pay or credit the Tenant Improvement Allowance except in accordance with the following schedule (the "ALLOWANCE SCHEDULE"):

November 1, 2001        $258,468
November 1, 2002        $258,468
November 1, 2003        $258,468
November 1, 2004        $258,468
November 1, 2005        $258,468

With respect to any portion of the Tenant Improvement Allowance not used by Tenant in accordance with the Allowance Schedule and the other provisions of this Section 3.2, Tenant shall be entitled to credit such portion of the Tenant Improvement Allowance then available under the Allowance Schedule and not used by Tenant against the next installment(s) of Basic Rent falling due under the Lease as amended hereby. Tenant shall give Landlord notice of Tenant's use of any such credit concurrently with, or prior to, Tenant's payment of the Basic Rent against which such credit is then being applied.

        3.3 SERVICES. Landlord, at Landlord's cost, and subject to the requirements of existing tenants in the Project, shall provide to Tenant and its contractors, in connection with any Tenant Alterations and subject to the Project's rules and regulations with respect thereto, the non-exclusive use of Landlord's personnel and material freight elevators, loading docks and related facilities as may be reasonably required to enable Tenant and its contractors to perform the Tenant Alterations during Normal Working Hours (collectively, the "SERVICES"). During construction and installation of Tenant Alterations, Tenant shall not be charged for the non-exclusive use of the Services during Normal Working Hours, except that the cost of such use shall be included in Operating Expenses for the Project. Any Services utilized by Tenant after Normal Working Hours, or which are required by Tenant and used by Tenant on an exclusive basis, shall be paid for by Tenant at the current quoted rates for Landlord's provision of such Services.

4.0     RENT.

        4.1 EXTENSION TERM.

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            (a) Subject to Section 4.2 below, Commencing on November 1, 2000 and continuing through October 31, 2005, Tenant shall pay Basic Rent in the amount of Three Million Fifteen Thousand Four Hundred Fifty Six Dollars ($3,015,456) annually (which is approximately equal to $28.00 per square foot of Rentable
Area), payable in advance in equal monthly installments of Two Hundred Fifty-One Thousand Two Hundred Eighty-Eight Dollars ($251,288).

            (b) Subject to Section 4.2 below, Commencing on November 1, 2005 and continuing through the expiration of the Extension Term on October 31, 2007, Tenant shall pay Basic Rent in the amount of Three Million Two Hundred Eighty-Four Thousand Seven Hundred Dollars ($3,284,700) annually (which is approximately equal to $30.50 per square foot of Rentable Area), payable in advance in equal monthly installments of Two Hundred Seventy-Three Thousand Seven Hundred Twenty-Five Dollars ($273,725).

        4.2 RENT ABATEMENT. Notwithstanding the foregoing, provided Tenant is not in default hereunder or under the Lease, Tenant shall not be obligated to pay Basic Rent and the first $107,246 of Additional Rent pursuant to Paragraphs 5.1(a), 5.2(a) and 5.3(a) of the Original Lease for the following months of the Extension Term: November 2000, December 2000, January 2001, November 2005, and December 2005, and Tenant shall not be obligated to pay the first $345,427 of the sum of the Basic Rent and Additional Rent pursuant to Paragraphs 5.1(a), 5.2(a) and 5.3(a) of the Original Lease for the month of November 2006; provided, however, Tenant shall be obligated on the commencement of the Extension Term, and for all periods thereafter, to pay all other Additional Rent payable under the Lease as amended hereby.

        4.3 SECURITY DEPOSIT. No security deposit shall be required from Tenant with respect to the Lease during the Renewal Term. Landlord and Tenant acknowledge that Tenant previously has deposited the sum of Eighty-Eight Thousand Nine Hundred One Dollars ($88,901) as security (the "SECURITY DEPOSIT") pursuant to Section 4.6 of the First Amendment, Section 4.6 of the Second Amendment and Section 3.3 of the Third Amendment (the "SECURITY DEPOSIT PROVISIONS"). Such amount shall be credited by Landlord against the Basic Rent payable by Tenant for the month of February 2001; thereafter, Landlord and Tenant shall have no further rights or obligations with respect to the Security Deposit, and the Security Deposit Provisions shall thereupon be deemed deleted and without any further force or effect.

5.0     ADDITIONAL RENT. Subject to Section 4.2 above and the provisions of this
Article 5, Tenant shall continue to pay all Additional Rent set forth in the Lease during the Extension Term.

        5.1 PROP 13. If, during the Extension Term, there are two (2) transfers of the Project or an interest therein, each of which causes an increase in the Real Property Taxes allocable to the Premises under the Lease due to a reassessment of the Project or such interest therein under

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Article XIIIA of the Constitution of the State of California (a "PROP 13
INCREASE"), then, in the event of a third or subsequent Prop 13 Increase during the Extension Term, the Real Property Taxes allocable to the Premises under the Lease shall be reduced by the amount of the increase in the Real Property Taxes attributable to such third or subsequent Prop 13 Increase. In addition, if the second Prop 13 Increase occurs prior to November 1, 2003, the Real Property Taxes allocable to the Premises under the Lease shall be reduced by one-half (_) of the amount of the increase in Real Property Taxes attributable to such second Prop 13 Increase. Any reduction under this Section 5.1 and Paragraph 13.3(c) below shall be referred to as a "PROP 13 REDUCTION." There shall be no Prop 13 Reduction with respect to the first or second Prop 13 Increase during the Extension Term, if any, subject to the foregoing provisions regarding a second Prop 13 Increase occurring prior to November 1, 2003. Notwithstanding any Prop 13 Reduction, Tenant shall pay the Real Property Taxes allocable to the Premises and increases thereof that would have occurred "but for" any Prop 13 Increase for which Tenant is entitled to a Prop 13 Reduction. In addition, if Tenant becomes entitled to a Prop 13 Reduction and if at any time there occurs a reassessment of the Project because of a systemic change in the method or timing of assessments, including, without limitation, the enactment into law of a method by which the Project would be reassessed on an annual or other periodic basis (a "SYSTEMIC REASSESSMENT"), and such reassessment causes the assessed value of the Project to be greater than the assessed value of the Project immediately prior to the occurrence of such reassessment, the Prop 13 Reduction shall be terminated, prorated to the effective date of such reassessment. Similarly, if Tenant becomes entitled to a Prop 13 Reduction and subsequently there occurs a Systemic Reassessment which results in, or but for the higher assessed value which gave rise to the Prop 13 Reduction would have resulted in, an assessed value of the Project or portion thereof which results in Real Property Taxes payable by Tenant greater than Real Property Taxes that would have been payable by Tenant absent the Prop 13 Increase, but less than the assessed value which gave rise to the Prop 13 Reduction, the Prop 13 Reduction shall be reduced, prorated to the effective date of the Systemic Reassessment (or the date on which such reassessment would have been effective) to an amount equal to the amount by which the Real Property Taxes payable by Tenant absent the Prop 13 Reduction exceeds the Real Property Taxes that would have been payable but for the higher assessed value which gave rise to the Prop 13 Reduction.

        5.2 AFTER HOURS HVAC. Landlord's provision of HVAC services during other than Normal Working Hours ("AFTER HOURS HVAC"), for which Landlord is entitled to impose a reasonable direct charge under Section 8.3 of the Original Lease, shall be subject to the following terms and conditions:

            (a) Landlord shall provide the After Hours HVAC in the event Tenant gives Landlord advance notice of its need for such service no later than 3:00 p.m. on Monday through Friday (except holidays referred to above) that Tenant requires the services, and no later than 3:00 p.m. on the last business day preceding the weekend or holiday that Tenant requires the service; provided further, however, if Tenant requests such service after 3:00 p.m. as set forth

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above, Landlord shall nonetheless use its commercially reasonable efforts to provide such service as requested.

            (b) Landlord will provide the After Hours HVAC at the "ACTUAL COST," which is defined as the actual costs incurred by Landlord (including Landlord's reasonable estimated related administrative cost for the cost of services not already included in Operating Expenses and if applicable, depreciation related to increased utilization of HVAC related equipment) in providing the After Hours HVAC. The foregoing direct charges shall be payable by Tenant as Additional Rent on the next rent payment date at least fifteen (15) days following submission of a reasonably detailed invoice therefor by Landlord. Currently, charges for After Hours HVAC in Building "F" are Seventy-Five Dollars ($75.00) per hour, full floor, and Forty-Five Dollars ($45.00) per hour, partial floor; and in Building "B," are Eighty Dollars ($80.00) per hour, full floor, and Forty Dollars ($40.00) per hour, partial floor.

            (c) During the Extension Term and provided Tenant is not in default under the Lease, Tenant shall be entitled to a monthly credit against charges for After Hours HVAC in the amount of Four Thousand One Hundred Sixty Seven Dollars ($4,167) per month. Such credit (the "HVAC CREDIT") may be used at Tenant's discretion for its use of After Hours HVAC, and any amount of the HVAC Credit not applied to charges accrued as of December 31 of any year during the Extension Term may be carried forward and applied to After Hours HVAC charges incurred prior to December 31 of the following year, provided that any HVAC Credit accrued prior to December 31 of a particular year may not be carried forward and applied to any charges incurred after December 31 of the year following said particular year. The credits hereunder may not be applied against any amount other than charges for After Hours HVAC.

6.0     IDENTITY

        Tenant shall be entitled, subject to the availability of signage entitlements under the Development Agreement (defined in Section 2.2 of the Original Lease) and subject to obtaining approvals from Metro-Goldwyn-Mayer Studios Inc. (or the successor to its lease for premises at the Project), the City of Santa Monica and any other required governmental approvals, to non-exclusive monument signage displaying Tenant's name in its logo type at the Project in a location mutually agreed upon by Landlord and Tenant. The location, size, materials, coloring and lighting of such signage and the monument shall be subject to Landlord's approval and shall be consistent and compatible with the Project's design, signage and graphics programs and all applicable rules and regulations of the governmental agencies having jurisdiction. The identification and signage rights of this Article 6 are personal and specific to Tenant and are not transferrable by sublease, assignment, operation of law or otherwise. The design, installation, maintenance, repair, restoration and removal (including restoration of the monument upon which the same was located, or removal of the monument itself if so elected by Landlord, upon expiration of the Lease or any earlier termination of Tenant's signage rights hereunder) of Tenant's signage shall be at Tenant's sole cost and expense. All of the foregoing identity and

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signage rights in this Article 6 shall apply only while Tenant pays Basic Rent
(in accordance with the Lease) for and personally occupies at least one hundred thousand (100,000) square feet of Rentable Area in the Project (the "OCCUPANCY THRESHOLD"). Such rights shall be null and void at such time as Tenant fails to pay Basic Rent (in accordance with this Lease) for and personally occupy at least one hundred thousand (100,000) square feet of Rentable Area in the Project and upon such failure, Landlord shall be entitled to immediately remove Tenant's signage. Tenant shall pay to Landlord any costs incurred by Landlord in connection with the design, installation, maintenance, repair, restoration and removal of Tenant's signage within thirty (30) days after demand therefor.

7.0     PARKING

        Effective on November 1, 1999, Section 7.1 of the Original Lease is hereby amended to read in its entirety as follows:

        7.1 TENANT'S PARKING RIGHTS. Tenant shall be provided with and shall rent for the entire Term of this Lease, three and two-tenths (3.2) monthly parking passes for the parking of automobiles in the Parking Garage for each 1,000 square feet of Rentable Area in the Premises. Tenant shall pay as Additional Rent the monthly parking pass rent for such passes equal to the prevailing parking rate posted in the Parking Garage from time to time during the Term hereof, which rate shall be determined by Landlord based upon the prevailing market rates for similar parking rights in first class office projects in the Santa Monica/West Los Angeles area; provided that the rent for parking passes hereunder shall be One Hundred Fourteen and 55/100 Dollars ($114.55) per pass, per month (exclusive of taxes) for the period from July 1, 1999 through October 31, 2000, and shall not increase thereafter by more than five percent (5%) annually, on a cumulative basis. To the extent available, Tenant shall have the right to validate parking for Tenant's invitees upon reasonable, nondiscriminatory terms and conditions and subject to reasonable, nondiscriminatory rules and regulations established from time to time by Landlord or Landlord's operator or licensee; provided that Tenant shall offer validated parking for a minimum of three (3) hours to all regular business visitors and customers at the Premises.

8.0     RENEWAL TERM.

        8.1 PRIOR RIGHT. Tenant's right to renew the Term of the Lease as set forth in Section 3.5 of the Original Lease is hereby without any force or effect, and in lieu thereof Tenant shall have the right to renew as set forth in
Section 8.2 below.

        8.2    RENEWAL TERM.


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            (a) Provided Tenant is not in default under the Lease (after any applicable notice and lapse of applicable cure periods) as of the date of exercise or the commencement of the renewal term ("RENEWAL TERM COMMENCEMENT DATE"), Tenant shall have the option to renew the Term of the Lease ("RENEWAL OPTION") for the entire Premises for one period of five (5) years commencing on November 1, 2007 and expiring on October 31, 2012 ("RENEWAL Term"), exercisable by giving written notice thereof ("RENEWAL NOTICE") to Landlord of its exercise of the Renewal Option not later than February 1, 2007. (Landlord shall make a good faith effort to notify Tenant of the last day for Tenant's exercise of the Renewal Option at least thirty (30) days prior to such date, but failure by Landlord to provide such notice shall not constitute a default by Landlord under the Lease.)

            (b) The Basic Rent payable hereunder for the Premises during the Renewal Term shall be adjusted to the Fair Market Rental Rate (as defined in Section 35.1 of the Original Lease, provided that such rate shall be determined based on leases for space within the Project of comparable size to the Premises and which are entered into within the eighteen (18) month period prior to the date such rate is determined hereunder with tenants having similar creditworthiness as Tenant, if and to the extent such comparable transactions are available for comparison). Landlord shall notify Tenant of Landlord's determination of the Fair Market Rental Rate not later than May 1, 2007, and such determination shall be subject to Tenant's appraisal rights set forth in
Section 35.1 of the Original Lease, provided that references therein to the definition of the Fair Market Rental Rate set forth in Section 35.2 of the Original Lease shall mean said Section 35.2 as modified by the provisions of this Paragraph.

            (c) During the Renewal Term, Tenant shall pay Additional Rent in accordance with the provisions of Article 5 of the Original Lease, as amended.

            (d) The Renewal Option set forth in this Section 8.2 is personal to Tenant and may not be assigned, transferred or conveyed to any party, except in connection with an assignment of the Lease in its entirety to an Affiliate or Successor of Tenant (as defined in Section 15.1 of the Original Lease), and may be exercised only if Tenant or an Affiliate or Successor of Tenant is in possession of the entire Premises without Sublease or Assignment to any other Person.

9.0     NON-DISTURBANCE.

        Landlord shall use good faith efforts to obtain for Tenant's benefit a non-disturbance agreement with respect to this Agreement from the existing holder of the first trust deed Underlying Mortgage affecting the Project, which agreement shall be consistent with the provisions of Article 19 of the Original Lease; provided that failure to obtain such agreement shall not constitute default by Landlord hereunder or under the Lease. Notwithstanding the

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foregoing, Landlord agrees to provide to Tenant within ninety (90) days from
Tenant's execution of this Agreement, a non-disturbance agreement ("NON-DISTURBANCE AGREEMENT") from any holder of an existing Underlying Mortgage whose encumbrance or lien affecting the Land, Project and/or Building is superior to the leasehold estate created hereby. The final form of any such Non-Disturbance Agreement shall be in a commercially reasonable form reasonably agreed upon by Landlord and Tenant and provided by the holder of each Underlying Mortgage who is required to provide a Non-Disturbance Agreement. If Landlord fails to deliver such Non-Disturbance Agreement to Tenant within ninety (90) days after execution of this Agreement, Tenant may terminate the Lease as amended hereby by written notice to Landlord within sixty (60) days after expiration of said ninety (90) day period, and neither party shall have any further rights, duties or obligations to each other under the Lease.

10.0    BROKER.

        Tenant warrants that it has not had any contact or dealings with any person or real estate broker other than The Seeley Company ("BROKER") which would give rise to the payment of any fee or brokerage commission in connection with this Agreement, and Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any liability with respect to any fee or brokerage commission (except one owing to Broker) arising out of any act or omission of Tenant. Landlord covenants and agrees to pay all real estate commissions due in connection with this Agreement to Broker in accordance with the commission agreement executed by Landlord.]

11.0    RIGHT OF FIRST OFFER.

        Effective upon execution and delivery hereof, Article 34 of the Lease is deleted and the following is hereby substituted in its place:

        34. RIGHT OF FIRST OFFER.

        34.1 PROPOSAL TO LEASE. Subject to Section 34.2, and provided Tenant is not in default hereunder, whenever any Rentable Area located on any floor on which the Premises are located is available for lease to others (the "AVAILABLE Space"), Tenant shall have a right of first offer as set forth herein. Provided Tenant has given Landlord notice of Tenant's interest in leasing Available Space (which notice shall contain the approximate amount of Rentable Area in which Tenant is interested) Landlord shall not, within ninety (90) days after receipt of such notice, enter into or commit to enter into any lease of Available Space without first proposing to Tenant a rent and other lease terms for such space. In no event shall the Basic Rent for the Available Space per square foot of Rentable Area be less than the Basic Rent per square foot of Rentable Area payable by Tenant for the Premises initially leased hereunder, as the same is adjusted from

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time to time hereunder. The Basic Rent for Available Space shall be adjusted in accordance with the provisions of Article 5 of the Lease. If Tenant does not accept the terms of such proposal within five (5) days after receipt thereof, or does not execute an appropriate lease amendment reflecting such acceptance within fifteen (15) days after receipt thereof, Landlord shall be free to lease such space to any other Person.

        34.2 TERMINATION OF RIGHT. Tenant's rights under this Article 34 shall expire on October 31, 2007. Tenant's rights under this Article 34 also shall expire on the date Tenant fails to continuously pay rent for (in accordance with this Lease) and personally occupy at least one hundred thousand (100,000) square feet of Rentable Area in the Project. Available Space shall not include space for which existing leases are being renewed, space leased to other tenants which have the right to sublease or from which Landlord has the right to sublease or accept an assignment back, and space for which Landlord is in active negotiation with a third party at the time Tenant gives its notice of interest referred to in Section 34.1 above; nor shall Available Space include space which is the subject of an option to expand or a right of first offer granted to any other person or tenant and existing on the date hereof or which is hereafter granted without violation of Tenant's rights under this Article.

        34.3 SAME TERMS AND CONDITIONS. As of the date that Landlord delivers actual possession to Tenant of any Available Space leased by Tenant, such Available Space shall become part of the Premises and, except as otherwise provided in this Article 34, shall be leased upon the same terms and conditions as the Premises. [The Tenant Improvement Allowance set forth in Article 3 above shall be computed without regard to any Available Space leased by Tenant.]

        34.4 PERSONAL RIGHT. Tenant's right to lease Available Space as set forth in this Article 34 is personal to Tenant and may not be assigned, transferred or conveyed to any party, except in connection with an assignment of the Lease in its entirety to an Affiliate or Successor of Tenant (as defined in Lease Section 15.1).

12.0    OTHER LEASE PROVISIONS.

        12.1 DELETION. Effective on November 1, 2000, the following provisions of the Original Lease are hereby deleted and shall be without any further force or effect: Section 3.6 [Tenant Cancellation for Failure to Complete] and Section
4.4 [Rent Credit].

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        12.2 PARTNER LIABILITY. Section 37.14 of the Original Lease is hereby deleted and the following is hereby substituted in its place:

            37.14 PARTNER LIABILITY. Tenant acknowledges that Landlord is a limited liability company formed under the laws of the State of Delaware whose manager is MP-Colorado Place Manager I, Inc., a Delaware corporation. Tenant agrees that, in any action arising out of or relating to the performance of this Lease, Tenant will proceed only against Landlord or its successors and assigns and not against any member or manager of Landlord (or in any entity to which Landlord may assign this Lease), or any of such members' or manager's directors, officers, employees, agents, shareholders, partners, members, managers or affiliates. Notwithstanding anything in this Lease or any law to the contrary, the liability of Landlord hereunder (including any successor landlord hereunder) and any recourse by Tenant against Landlord shall be limited solely to the interest of Landlord in the Project, and neither Landlord, nor any of its constituent members or managers, nor any of their respective affiliates, partners, members, managers, directors, officers, employees, agents or shareholders shall have any personal liability therefor, and Tenant, for itself and all persons claiming by, through or under Tenant, expressly waives and releases Landlord and such related persons and entities from any and all personal liability. The provisions of this Section 37.14 are enforceable by both Landlord and any member or manager of Landlord, and shall survive the expiration or termination of this Lease.

13.0    SEGREGATION OF BUILDINGS.

        13.1 PARCEL RECONFIGURATION. Landlord and Tenant acknowledge that the Project contains six (6) separate buildings (collectively, the "PROJECT BUILDINGS," and individually, a "PROJECT BUILDING") located on the Land and that the Premises are located in Building "B" and Building "F" as described in
Section 1.2 above. The Land consists of the parcels described in Exhibit "A" to the Original Lease ("ORIGINAL PARCELS"). Landlord shall have the right to divide the Land into parcels other than as included in the Original Parcels, by subdivision, lot line adjustment or other means, and to configure such parcels (collectively, the "RECONFIGURED PARCELS," and individually, a "RECONFIGURED PARCEL") and the Project Buildings so that one or more Project Buildings are situated on a separate parcel or parcels.

        13.2 OWNERSHIP. Landlord shall be entitled to transfer, assign or convey one or more of the Reconfigured Parcels and/or Project Buildings, or any interest therein, to any Person separately from the remaining Reconfigured Parcels and Project Buildings (herein, a "SEPARATE TRANSFER"). Any such Person to whom a Reconfigured Parcels and/or Project Building, or any interest therein, is so transferred shall be referred to as a "NEW OWNER." For purposes hereof, "New Owner" also shall include Landlord with respect to any Reconfigured Parcels and/or

Project Buildings, or any interest therein, transferred to, or retained by, Landlord. Any Separate Transfer shall be subject to the provisions of Article 18 of the Original Lease. The Reconfigured Parcels may be made subject to an agreement or agreements ("NEW CCRS") providing for reciprocal rights of access, use and enjoyment of the Project, its common area, including, without limitation, the Parking Garage, and for the allocation of all or a portion of the Operating Expenses, Real Property Taxes and Capital Improvement Amortization for the Project among the Reconfigured Parcels and Project Buildings in an equitable manner as determined by Landlord and/or the New Owners, provided that any New CCRs shall not operate to increase the amount of Project Expenses payable by Tenant under the Lease nor shall any New CCRs have a material, adverse effect on Tenant's rights under the Lease. Tenant agrees that the Lease shall be subject and subordinate to the New CCRs, and agrees to execute any document reasonably required to evidence such subordination or which may be required to facilitate any Separate Transfer permitted hereunder.

        13.3 SEGREGATION OF LEASES. If, as a result of any Separate Transfer, Building "B" and Building "F" are located on different Reconfigured Parcels which are owned by different New Owners, or if portions of the Premises are located in more than one Project Building which are owned by different New Owners, the Lease, upon the election of any such New Owner, shall be considered separate leases by Tenant with each of the New Owners with respect to the portion of the Premises contained in the Project Building or Project Buildings held by each such New Owner. Each New Owner under each such Separate Lease with Tenant (herein, collectively, the "SEPARATE LEASES," and individually, a "SEPARATE LEASE") shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord under the Lease with respect to the portion of the Premises located within the Project Buildings owned by such New Owner, and Tenant shall be deemed to have accepted each such New Owner as its landlord under the applicable Separate Lease and shall be bound to perform all of Tenant's obligations thereunder with respect to the portion of the Premises located in the Project Buildings which are owned by such New Owner. Upon request by Landlord or any New Owner, Tenant and each New Owner shall execute and deliver a new lease and other documentation reasonably required to evidence and confirm the terms and provisions of any Separate Lease, consistent with the terms hereof. Landlord shall reimburse Tenant for any out-of-pocket costs and expenses incurred by Tenant for the review, execution and delivery of any such documentation. All rights and obligations of Landlord and Tenant under the Lease shall be allocated to any Separate Lease pro rata based upon the amount of Rentable Area contained in the Project Building(s) which are the subject of each Separate Lease, to the extent such rights and obligations are based upon the amount of Rentable Area contained in the entire Premises under the Lease. Each Separate Lease otherwise shall incorporate all the terms and provisions of the Lease, and the following specific provisions shall apply to the allocation of rights and obligations among any Separate Leases.

            (a) DEFINITIONS. References to the "Premises" in the Lease, as incorporated into any Separate Lease, shall mean the portion of the Premises located in the Project Building(s) which are the subject of the applicable Separate Lease. References to the "Building" in the Lease, as incorporated into any Separate Lease, shall mean the Project Building(s) which are the subject of the applicable Separate Lease. References to the "Land" in the Lease, as incorporated into any Separate Lease, shall mean the Reconfigured Parcel(s) owned by the New Owner which is the landlord under the applicable Separate Lease. References to "Landlord" in the Lease, as incorporated into any Separate Lease, shall mean the New Owner with respect to the Project Buildings which are the subject of the applicable Separate Lease.

            (b) BASIC RENT. The right to receive and the obligation to pay Basic Rent and the Basic Rent and Additional Rent abatement set forth in Section 4.4 of the Second Amendment shall be divided among the Separate Leases pro rata based upon the amount of Rentable Area subject to each Separate Lease.

            (c) PROJECT EXPENSES. The allocation of Operating Expenses, Real Property Taxes and Capital Improvement Amortization shall be made separately under each Separate Lease based upon the amount thereof incurred with respect to the Reconfigured Parcel(s) and Project Building(s) located thereon, subject to the New CCRs. There shall be no material increase in the aggregate obligations of Tenant as a result of such separate allocation. The provisions of Section 5.1 above shall be applied, and availability of any Prop 13 Reduction shall be determined, separately with respect to the Project Building(s) under each Separate Lease. For such purposes, any Prop 13 Increase occurring prior to or concurrent with any Separate Transfer shall be considered a Prop 13 Increase only with respect to the portions of the Premises within a Project Building affected by such Prop 13 Increase. Notwithstanding any provision to the contrary contained in Section 5.1 above, if a Prop 13 Increase occurs solely due to the creation of the Reconfigured Parcels and such creation of the Reconfigured Parcels does not occur concurrently with a transfer of the Project, a portion thereof, or an interest therein which would otherwise cause a Prop 13 Increase, such as, for example, a sale or other transfer of a portion of the Project or an interest therein to a third party, then (i) the Real Property Taxes allocable to the Premises under the Lease shall be reduced by the amount of the increase in Real Property Taxes attributable to such Prop 13 Increase occurring solely due to the creation of the Reconfigured Parcels, and (ii) any such Prop 13 Increase occurring solely due to the creation of the Reconfigured Parcels shall not be considered a first, second, third or any subsequent Prop 13 Increase referred to in Section 5.1, but the Prop 13 Reduction therefor shall otherwise be subject to the provisions of Section 5.1.

            (d) ALLOWANCE. The right to receive and the obligation to pay the Tenant Improvement Allowance and the amounts set forth on the Allowance Schedule shall be divided among the Separate Leases pro rata based upon the amount of Rentable Area subject to each Separate Lease.

            (e) HVAC CREDIT. The amount, the right to receive and the obligation to pay the HVAC Credit shall be divided among the Separate Leases pro rata based upon the amount of Rentable Area subject to each Separate Lease.

            (f) PARKING. The number of parking passes, the right to receive and the obligation to pay parking pass rent shall be divided among the Separate Leases pro rata based upon the amount of Rentable Area subject to each Separate Lease. Parking rights shall be subject to the New CCRs.

            (g) RENEWAL. The Renewal Option shall continue to be exercisable only with respect to the entire Premises. Exercise thereof as to the Premises in any Project Building shall constitute exercise thereof with respect to all Premises in the Project. Determination of the Fair Market Rental Rate for the Renewal Term, however, shall be made separately by each New Owner as landlord under each Separate Lease, but in each case with reference to the size of the entire Premises in the Project subject to the Renewal Option. Tenant and each New Owner shall have the appraisal rights set forth in Section 35.1 of the Original Lease separately with respect to the portion of the Premises under each Separate Lease.

            (h) RIGHT OF FIRST OFFER. The provisions of Article 11 above regarding Tenant's right of first offer shall apply separately to each Separate Lease and the portion of the Premises which is subject to each such Separate Lease.

            (i) DAMAGE AND CONDEMNATION. The provisions of Articles 13 and 14 of the Original Lease shall apply separately to the portion of the Premises under each Separate Lease, and the rights to terminate thereunder shall be determined and exercised separately with respect to the portion of the Premises under each Separate Lease, subject, however, to the following.

                In the event a New Owner under a Separate Lease ("TERMINATING OWNER") elects to terminate such Separate Lease (the "OWNER TERMINATED LEASE") pursuant to any of the provisions of Articles 13 and 14 of the Original Lease, Tenant shall have the option to terminate its Separate Lease with each other New Owner (individually and collectively, a "NON-TERMINATING OWNER"), such option to be elected by Tenant by written notice given to the Non-Terminating Owner (the "TENANT'S TERMINATION NOTICE") within thirty (30) days after receipt of the notice of termination from the Terminating Owner, subject to the following. Before any such election to terminate any Separate Lease with a Non-Terminating Owner is effective, the Non-Terminating Owner shall have the right (but not the obligation) to render Tenant's Termination Notice ineffective by electing, by written notice given to Tenant within thirty (30) days after receipt of Tenant's Termination Notice, to provide space in the Project ("REPLACEMENT SPACE") within one hundred twenty (120) days after the Non-Terminating Owner makes such election, at the same rental rate as set forth in the Owner Terminated Lease. Any such Replacement Space shall be reasonably equivalent to the premises under the Owner Terminated Lease in size and quality and utility of improvement. If the Non-Terminating Owner does not elect to provide Replacement Space, Tenant's Termination Notice shall be effective to terminate the Separate Lease with the Non-Terminating Owner on the date which is sixty (60) days after the Tenant's Termination Notice was given.

            (j) 3,000 SQUARE FOOT SUBLEASE. Tenant shall have the right to a "3,000 Square Foot Sublease" (as defined in Paragraph 15.1(a) of the Original Lease) with respect to each of its Premises located in Building "B" and Building "F".

            (k) SUBORDINATION. The provisions of Article 19 of the Original Lease, regarding subordination and Underlying Mortgages, shall apply separately to the Reconfigured Parcel(s) and Project Building(s) owned separately by a New Owner, provided, however, each such New Owner shall have up to ninety (90) days after creation of the Reconfigured Parcels to obtain for Tenant's benefit a non-disturbance agreement from the holder of the first trust deed Underlying Mortgage affecting the Reconfigured Parcel(s) and Project Building(s) owned by such New Owner.

            (l) HOLDOVER. The provisions of Article 23 of the Original Lease regarding holdover shall apply separately to each Separate Lease and the portion of the Premises which is subject to each such Separate Lease.

            (m) DEFAULT BY TENANT. The provisions of Article 24 of the Original Lease regarding default by Tenant and Landlord's remedies shall apply separately to each Separate Lease and the rights and obligations of Tenant and the New Owner which is the landlord thereunder; provided that, at the election of any New Owner with respect to such New Owner's Separate Lease, any default by Tenant under any other Separate Lease shall constitute a default by Tenant under the Separate Lease with such New Owner.

            (n) LANDLORD DEFAULT; NOTICE; RIGHT TO CURE DEFAULT. In the event of a default by a New Owner under a Separate Lease ("DEFAULTING OWNER"), Tenant's rights and remedies shall apply separately to each Separate Lease and the Defaulting Owner as landlord thereunder; provided that, at the election of Tenant, any default by a Defaulting Owner under its Separate Lease shall constitute a default by each other New Owner under its respective Separate Lease (individually and collectively, a "NON-DEFAULTING OWNER"), subject to the following. Before (i) a Non-Defaulting Owner shall be liable to Tenant for any default by a Defaulting Owner, (ii) the Separate Lease of any Non-Defaulting Owner is terminated, (iii) Tenant exercises any right to abate rent or offset against rent thereunder or (iv) any of the Non-Defaulting Owner's rights thereunder or in connection therewith are forfeited or adversely affected because of any default by a Defaulting Owner, Tenant shall give express written notice of such default to the Non-Defaulting Owner specifying the nature of such default, and thereupon the Non-Defaulting Owner shall have the right (but not the obligation) to cure such default, and Tenant shall not exercise any rights with respect to the Separate Lease of a Non-Defaulting Owner due to such default, including, without limitation, terminating such Separate Lease and abating the rent payable thereunder by reason of such default unless and until it has afforded the Non-Defaulting Owner thirty (30) days after the expiration of such time as the Defaulting Owner was permitted to cure such default and a reasonable period of time in addition thereto if the circumstances are such that said default cannot reasonably be cured within said thirty (30) day period and the Non-Defaulting Owner has commenced and is diligently pursuing such cure. The aforesaid thirty (30) day period shall not commence if there is a valid dispute as to whether a default by the Defaulting Owner has occurred, until it is determined (by judicial process if elected by Tenant or the Defaulting Owner) that such a default has, in fact, occurred, and the Non-Defaulting Owner has received notice of such determination.

            (o) IDENTITY. Tenant shall be entitled to the rights set forth
Article 6 above for only one (1) monument at the Project, and the rights and obligations thereunder shall be included in the Separate Lease for the Reconfigured Parcel upon which the monument is located. The Occupancy Threshold shall, however, continue to be determined with respect to the aggregate amount of Rentable Area occupied by Tenant under all Separate Leases in the Project.

            (p) PARTNER LIABILITY. The provisions of Section 37.14 of the Original Lease, as modified by Section 12.2 above, shall apply with respect to each Separate Lease and each New Owner as landlord thereunder.

14.0    MISCELLANEOUS.

        14.1 LEASE RATIFIED; PRIOR AGREEMENTS. Except as specifically amended or modified herein, each and every term, covenant, and condition of the Lease as amended is hereby ratified and shall remain in full force and effect. Effective on commencement of the Extension Term, all other agreements and understandings between Landlord and Tenant regarding Tenant's lease and occupancy of the Premises shall be deemed merged into the Lease as amended hereby, and shall otherwise be without any further force or effect.

        14.2 BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and permitted assigns.

        14.3 GOVERNING LAW. This Agreement shall be interpreted and construed in accordance with the law of the State of California.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                      LANDLORD:

                      COLORADO PLACE PARTNERS, LLC
                      a Delaware limited liability company

                      By:    MP-COLORADO PLACE MANAGER I, INC.
                             a Delaware corporation
                             Manager

                             By: /S/ Robert F. Maguire, III
                                 -------------------------------
                                 Name:    Robert F. Maguire, III
                                       ------------------------
                                 Title:   Managing Partner
                                       -------------------------
                                 Date Signed:    08-09-99
                                             -------------------

                      TENANT:

                      SYMANTEC CORPORATION
                      a Delaware corporation

                      By:    /S/ Derek Witte
                          ----------------------------------
                            Name:   Derek Witte
                                  --------------------------
                            Title:  VP, Worldwide Operations
                                  --------------------------
                            Date Signed:    7/27/99
                                        --------------------


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